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                                                                  EXHIBIT 2.1(c)

TRANSFER AND DISTRIBUTION AGREEMENT SECOND AMENDMENT dated as of January 22, 1999 between American Cyanamid Company, a Maine corporation and wholly-owned subsidiary of American Home Products Corporation ("CYANAMID"), and Cytec Industries Inc., a Delaware corporation ("CYTEC").

WHEREAS: The parties previously entered into that certain Transfer and Distribution Agreement dated December 17, 1993 (the "TDA"), which provided for the spin-off of CYTEC from CYANAMID and which contains certain financial covenants;

WHEREAS: Pursuant to the TDA, CYTEC issued to CYANAMID (and CYANAMID continues to own beneficially and of record) all of the authorized shares of CYTEC's Series C Preferred Stock (the "Series C Preferred"), which contains certain financial covenants;

WHEREAS: CYANAMID previously granted CYTEC certain waivers and consents under the TDA and the Series C Preferred in that certain Preferred Stock Repurchase Agreement dated as of August 17, 1995, as amended, and that certain Transfer and Distribution Agreement Amendment dated as of April 8, 1997, which waivers and consents remain
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in full force and effect after the execution and delivery of this amendment except to the extent explicitly amended hereby; and

WHEREAS: For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties wish to amend the TDA and the Series C Preferred in certain additional respects;

NOW THEREFORE, the parties hereby agree as follows:

1.  Amendments to TDA.  The TDA is amended as follows:
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(a)  The definition of "Restricted Payments" set forth in Section 1.1
("General") is amended to read in full as follows:

       "Restricted Payments:  any of (i) the declaration or payment of any
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       dividend, or the payment (or incurrence of any liability to make a payment) of any other distribution, direct or indirect, on account of any shares of any class of capital stock of CYTEC (other than dividends on the CYTEC Preferred Stock, dividends on any redeemable preferred stock, or dividends to the extent paid in shares of any class to holders of such class and other than dividends paid (other than by CYTEC) to CYTEC or one of its subsidiaries) or (ii) any payment of distribution (or incurrence of any liability to make a payment or distribution) on account of any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of capital stock of CYTEC or its subsidiaries or Affiliates now or hereafter outstanding (other than redemption of the Series C Preferred Stock as permitted by the terms thereof, redemption or repurchase of any preferred stock or hybrid security that is treated as "Debt" under clause (vii) of the definition of "Debt" contained herein, and other than any purchase contemplated by
       Section 4.3), or of any warrants, options or of other rights (other than stock options or other forms of compensation payable to CYTEC's directors, officers and employees or, prior to Employee Transfer Date, its prospective employees) to acquire any such shares of capital stock, provided, however, that Restricted Payments shall not include Special Restricted Payments."

(b) Section 1.1 ("General") is amended by adding a new paragraph between the existing paragraphs labeled "Securities Act" and "Standstill Agreement,"
                                 --------------       ---------------------
which new paragraph shall read in full as follows:

          "Special Restricted Payments: the first $100 million of any payments
           ----------------------------
          (or incurrence of any liability to make a payment) by CYTEC or its subsidiaries occurring from and after January 1, 1999 on account of any purchase or other acquisition, direct or indirect, of any shares of CYTEC Common Stock, or of any warrants, options or of other rights (other than stock options or other forms of compensation payable to CYTEC's directors, officers and employees) to acquire any shares of CYTEC Common Stock "

(c) Subsection (b) of Section 6.12 ("Financial Covenants") is amended to read in full as follows:

          "(b) (i) Neither CYTEC nor its subsidiaries shall, without the prior written consent of ACY, make any Restricted Payments unless all accrued dividends on the CYTEC Preferred Stock have been paid and only if, in the aggregate, such Restricted Payments from and after the Effective Date do not exceed the sum of (x) 30% of CYTEC's cumulative consolidated after-tax net income determined after subtracting (i) all dividends paid or payable on the CYTEC Preferred Stock and (ii) income resulting from the reversal of valuation allowances for deferred tax assets not currently realized, in each case from and after the Effective Date and through the end of the quarter most recently ended (which net income shall be determined from CYTEC's audited financial statements, where available, or from CYTEC's unaudited financial statements for its quarter most recently ended) and (y) 100% of the net cash proceeds received by CYTEC from the issuance of shares of CYTEC Common Stock
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          from and after the Effective Date (excluding shares issuable upon conversion of the Series B Preferred Stock)."

          "(ii) Neither CYTEC nor its subsidiaries shall, without the prior written consent of ACY, make any Special Restricted Payments (as defined in Section 11 hereof) unless all accrued dividends on the Series C Preferred Stock have been paid."

(d) Subsection (d) of Section 6.12 ("Financial Covenants") is amended to read in full as follows:

          "(d) In the event that CYTEC violates any of the covenants set forth in paragraphs (a) or (b) of this Section 6.13, then so long as CYTEC is in violation, (i) CYTEC shall promptly (but in any event within 90 days) prepare a capital budget for itself and its subsidiaries for the following 12 months which shall require ACY's approval, and (ii) CYTEC and its subsidiaries shall not, without the prior written consent of ACY, incur any Debt (except for (x) borrowings under the Credit Agreement or borrowings under any Replacement Credit Facility and (y) borrowings of not more than $10 million of Debt other than the Debt referred to in clause (x)), make any Restricted Payments or Special Restricted Payments, make any acquisitions or divestitures of stock or assets which would represent in the aggregate 1% or more of CYTEC's consolidated total assets (other than (A) acquisitions of raw materials, inventory, equipment and other assets in the ordinary course of business or (B) divestitures of finished products and obsolete or worn out equipment and other divestitures in the ordinary course of business), merge, consolidate, liquidate or dissolve. Until the budget referred to in clause (i) of the preceding sentence is approved or until CYTEC is no longer in violation as aforesaid, whichever is earlier, CYTEC and its subsidiaries shall not make capital expenditures without the written consent of ACY, provided CYTEC shall not be prohibited from making expenditures previously contracted for or required to comply with environmental, occupational safety and health and other applicable laws, which expenditures shall count toward the amount allowed to be expended under the newly prepared budget once approved. Following approval of such budget by the holders of the Series C Preferred Stock and until CYTEC is no longer in violation as aforesaid, any capital expenditures other than pursuant to such budget or in excess of the budgeted amounts shall require the approval of ACY, provided that CYTEC shall not be prohibited from making expenditures previously contracted for or required to comply with environmental, occupational safety and health and other applicable laws which expenditures shall count toward the amount allowed to be expended under the newly prepared budget."

     "(e) Subsection (e) of Section 6.12 ("Financial Covenants") is amended to read in full as follows:

          "(e) In the event that any of the financial maintenance covenants set forth in Section 6.13(c) hereof are violated, then CYTEC shall within thirty (30) days from the date of such violation prepare and deliver to ACY a plan intended to cure such violation within ninety (90) days from the date of such violation. During such time as CYTEC is in violation of such covenants, CYTEC shall not, without the prior written consent of ACY, incur any Debt (except for (x) borrowings under the Credit Agreement or borrowings under any Replacement Credit Facility and (y) borrowings of not more than $10 million of Debt other than the Debt referred to in clause (x)) or make any Restricted Payments or Special Restricted Payments. In the event that the plan is not delivered within such thirty-day period or the violation has not been cured within such ninety-day period, (i) CYTEC shall promptly (but in any event within 90 days) prepare a capital budget for itself and its subsidiaries for the following 12 months which shall require ACY's approval, and (ii) CYTEC and its subsidiaries shall not, without the prior written consent of ACY, incur any Debt (except for (x) borrowings under the Credit Agreement or borrowings under any Replacement Credit Facility and (y) borrowings of not more than $10 million of Debt other than the Debt referred to in clause (x) ), make any Restricted Payments or Special Restricted Payments, make any acquisitions or divestitures of stock or assets which would represent in the aggregate 1% or more CYTEC's consolidated total assets (other than (A) acquisitions of raw materials, inventory, equipment and other assets in the ordinary course of business or (B) divestitures of finished products and obsolete or worn out equipment and other divestitures in the ordinary course of business), merge, consolidate, liquidate or dissolve. Until the budget referred to in clause (i) of the preceding sentence is approved CYTEC and its subsidiaries shall not make capital expenditures, provided that CYTEC shall not be prohibited from making expenditures previously contracted for or required to comply with environmental, occupational safety and health and other applicable laws, which expenditures shall count toward the amount allowed to be expended under the newly prepared budget once approved. Following approval of such budget by ACY, any capital expenditures other than pursuant to such budget or in excess of the budgeted amounts shall require the approval of ACY, provided that CYTEC shall not be prohibited from making expenditures previously contracted for or required to comply with environmental, occupational safety and health and other applicable laws which expenditures shall count toward the amount allowed to be expended under the newly prepared budget."

(e) The third paragraph of Section 8.18 ("Annual Funding Amount") is amended to read in full as follows:

          "At any time that there exists any amount of Deferred Funding Obligations, neither CYTEC nor any of its subsidiaries shall, without the prior written consent of ACY, make any Restricted Payments or Special Restricted Payments."


2.  Amendments to Series C Preferred.  The Certificate of Designations,
--  --------------------------------
Preferences and Rights of Series C Cumulative Preferred Stock of Cytec Industries Inc. dated December 17, 1993 is amended as follows:

(a) Paragraph (b) of Section 9 ("Financial Covenants") is amended to read in full as follows:

          Financial Covenants:
          -------------------

          "(b) (i)   Neither the Corporation nor any of its subsidiaries shall, without the prior written consent of the holders of the Series C Preferred Stock, make any Restricted Payments (as defined in Section 11 hereof) unless all accrued dividends on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock have been paid and only if, in the aggregate, such Restricted Payments from and after the Effective Date do not exceed the sum of (x) 30% of the Corporation's cumulative consolidated after-tax net income determined after subtracting (i) all dividends paid or payable on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock and (ii) income resulting from the reversal of valuation allowances for deferred tax assets not currently realized, in each case from and after the Effective Date and through the end of the quarter most recently ended and (which net income shall be determined from the Corporation's audited financial statements, where available, or from the Corporation's unaudited financial statements for its quarter most recently ended) and (y) 100% of the net cash proceeds received by the Corporation from the issuance of shares of Common Stock from and after the Effective Date and through the end of the quarter most recently ended (excluding shares issuable upon conversion of the Series B Preferred Stock)."

          "(ii) Neither the Corporation nor any of its subsidiaries shall, without the prior written consent of the holders of the Series C Preferred Stock, make any Special Restricted Payments (as defined in
          Section 11 hereof) unless all accrued dividends on the Series C Preferred Stock have been paid."

          (b) Paragraph (d) of Section 9 ("Financial Covenants") is amended to read in full as follows:

          "(d) In the event that the Corporation violates any of the covenants set forth in paragraphs (a) or (b) of this Section 9, then so long as the Corporation is in violation, (i) the Corporation shall promptly (but in any event within 90 days) prepare a capital budget for itself and its subsidiaries for the following 12 months which shall require the approval of the holders of the Series C Preferred Stock, and (ii) the Corporation and its subsidiaries shall not, without the prior written consent of the holders of the Series C Preferred Stock, incur any Debt (except for (x) borrowings under the Credit Agreement or borrowings under any Replacement Credit Facility and (y) borrowings of not more than $10 million of Debt other than the Debt referred to in clause (x)), make any Restricted Payments or Special Restricted Payments, make any acquisitions or divestitures of stock or assets which would represent in the aggregate 1% or more of the Corporation's consolidated total assets (other than (A) acquisitions of raw materials, inventory, equipment and other assets in the ordinary course of business or (B) divestitures of finished products and obsolete or worn out equipment and other divestitures in the ordinary course of business), merge, consolidate, liquidate or dissolve. Until the budget referred to in clause (i) of the preceding sentence is approved by the holders of the Series C Preferred Stock or until the Corporation is no longer in violation as aforesaid, whichever is earlier, the Corporation and its subsidiaries shall not make capital expenditures without the written consent of the holders of the Series C Preferred Stock, provided that the Corporation shall not be prohibited from making expenditures previously contracted for or required to comply with environmental, occupational safety and health and other applicable laws, which expenditures shall count toward the amount allowed to be expended under the newly prepared budget once approved. Following approval of such budget by the holders of the Series C Preferred Stock and until the Corporation is no longer in violation as aforesaid, any capital expenditures other than pursuant to such budget or in excess of the budgeted amounts shall require the approval of the holders of the Series C Preferred Stock, provided that the Corporation shall not be prohibited from making expenditures previously contracted for or required to comply with environmental, occupational safety and health and other applicable laws which expenditures shall count toward the amount allowed to be expended under the newly prepared budget."

(c) Paragraph (e) of Section 9 ("Financial Covenants") is amended to read in full as follows:

          "(e) In the event that any of the financial maintenance covenants set forth in paragraph (c) of this Section 9 are violated, then the Corporation shall within thirty (30) days from the date of such violation prepare and deliver to the holders of the Series C Preferred Stock a plan intended to cure such violation within ninety (90) days from the date of such violation. During such time as the Corporation is in violation of such covenants, the Corporation shall not, without the prior written consent of the holders of the Series C Preferred Stock, incur any Debt (except for (x) borrowings under the Credit Agreement or borrowings under any Replacement Credit Facility and (y) borrowings of not more than $10 million of Debt other than the Debt referred to in clause (x)) or make any Restricted Payments or Special Restricted Payments. In the event that the plan is not delivered within such thirty-day period or the violation has not been cured within such ninety-day period, (i) the Corporation shall promptly (but in any event within 90 days) prepare a capital budget for itself and its subsidiaries for the following 12 months which shall require the approval of the holders of the Series C Preferred Stock, and (ii) the Corporation and its subsidiaries shall not, without the prior written consent of the holders of the Series C Preferred Stock, incur any Debt (except for (x) borrowings under the Credit Agreement or borrowings under any Replacement Credit Facility and (y) borrowings of not more than $10 million of Debt other than the Debt referred to in clause
          (x)), make any Restricted Payments or Special Restricted Payments, make any acquisitions or divestitures of stock or assets which would represent in the aggregate 1% or more of the Corporation's consolidated total assets (other than (A) acquisitions of raw materials, inventory, equipment and other assets in the ordinary course of business or (B) divestitures of finished products and obsolete or worn out equipment and other divestitures in the ordinary course of business), merge, consolidate, liquidate or dissolve. Until the budget referred to in clause (i) of the preceding sentence is approved by the holders of the Series C Preferred Stock, the Corporation and its subsidiaries shall not make capital expenditures without the written consent of the holders of the Series C Preferred Stock, provided that the Corporation shall not be prohibited from making expenditures previously contracted for or required to comply with environmental, occupational safety and health and other applicable laws, which expenditures shall count toward the amount allowed to be expended under the newly prepared budget once approved. Following approval of such budget by the holders of the Series C Preferred Stock, any capital expenditures other than pursuant to such budget or in excess of the budgeted amounts shall require the approval of the holders of the Series C Preferred Stock, provided that the Corporation shall not be prohibited from making expenditures previously contracted for or required to comply with environmental, occupational safety and health and other applicable laws which expenditures shall count toward the amount allowed to be expended under the newly prepared budget."

         (d) The third paragraph of Section 10(c) ("Pension Covenants") is amended to read in full as follows:

          "At any time that there exists any amount of Deferred Funding Obligations, neither the Corporation nor any of its subsidiaries shall, without the prior written consent of the holders of Series C Preferred Stock, make any Restricted Payments or Special Restricted Payments."

         (e) The definition of "Restricted Payments" set forth in Section 11 ("Definitions") is amended to read in full as follows:

          "`Restricted Payments' shall mean any of (i) the declaration or payment of any dividend, or the payment (or incurrence of any liability to make a payment) of any other distribution, direct or indirect, on account of any shares of any class of capital stock of the Corporation (other than dividends on the Series A Preferred Stock, dividends on the Series B Preferred Stock, dividends on the Series C Stock, dividends on any redeemable preferred stock, or dividends to the extend paid in shares of any class to holders of such class and other than dividends paid (other than by the Corporation) to the Corporation or one of its subsidiaries) or (ii) any payment or distribution (or incurrence of any liability to make a payment or distribution) on account of any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of capital stock of the Corporation or its subsidiaries or affiliates now or hereafter outstanding (other than redemption or repurchase of the Series A Preferred Stock and/or the Series B Preferred Stock, and redemption of the Series C Preferred Stock as permitted by the terms governing such Series of Preferred Stock, redemption or repurchase of any preferred stock or hybrid security that is treated as "Debt" under clause (vii) of the definition of "Debt" contained herein, and other than any purchase contemplated by Section 4.3 of the TDA), or of any warrants, options or of other rights (other than stock options or other forms of compensation payable to the Corporation's directors, officers and employees or, prior to the Employee Transfer Date (as defined in the TDA), its prospective employees) to acquire any such shares of capital stock, provided, however, that Restricted Payments shall not include Special Restricted Payments.

          (f) Section 11 (Definitions") is amended by adding a new paragraph after the existing paragraph labeled "Settlement Agreement," which new paragraph shall read in full as follows:

          "`Special Restricted Payments' shall mean the first $100 million of any payments (or incurrence of any liability to make a payment) by the Corporation or any of its subsidiaries occurring from and after January 1, 1999 on account of any purchase or other acquisition, direct or indirect, of any shares of the Common Stock, or of any warrants, options or of other rights (other than stock options or other forms of compensation payable to the Corporation's directors, officers and employees) to acquire any shares of the Common Stock."

3.  Waivers, etc.  To the extent, if any, that the foregoing amendments to the
--  -------------
terms of the Series C Preferred may be ineffective, each party hereby irrevocably grants to the other (in the case of CYANAMID, on its own behalf and on behalf of any subsequent holder of the Series C Preferred) all consents, waivers and approvals under the terms of the Series C Preferred as are necessary to effectuate the intent of Section 2, above.

4.  Successors and Assigns.  This Agreement may not be assigned without the
--  ----------------------
consent of the other party. All covenants and agreements contained in this Agreement by or on behalf of any of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

5.  Notices.  All notices, requests, demands and other communications under
--  -------
this Agreement shall be in writing and shall be deemed to have been duly given,

(a) On the date of service if served personally on the party to whom notice is given,

(b) On the day of transmission if sent via facsimile transmission, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,

(c) On the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or
(d)  On the fifth day after mailing, provided receipt of delivery is confirmed,

if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return receipt requested to the party as follows:

     If to Cytec:
       Cytec Industries Inc.
       5 Garret Mountain Plaza
       West Paterson, NJ  07424

       Attn:  Secretary

       If to CYANAMID:

       American Cyanamid Company
       c/o American Home Products Corporation
       Five Giralda Farms
       Madison, NJ  07940

       Attn:  General Counsel

     Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

6.  Descriptive Headings.  The descriptive headings of the several sections of
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this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

7.  Governing Law.  Except for the Series C Preferred, which is governed by
--  -------------
Delaware law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

8.  Counterparts.  This Agreement may be executed simultaneously in any
--  ------------
number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

9.  Severability.  In the event that any one or more of the provisions contained
--  ------------
herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

10.  Entire Agreement.  This Agreement is intended by the parties hereto as a
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final and complete expression of their agreement and understanding in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties, other than as provided in the third WHEREAS clause of this Agreement, with respect to such subject matter.

11.  Amendment.  This Agreement may not be amended except by a written
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instrument executed by the parties hereto.

12.  No Third Party Beneficiaries.  Nothing in this Agreement shall convey any
---  ----------------------------
rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

     IN WITNESS HEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

AMERICAN CYANAMID COMPANY                CYTEC INDUSTRIES INC.

By:      /s/ Gerald A. Jobilian          By:   /s/ E. F. Jackman
   --------------------------------         --------------------
Name:  Gerald A. Jibilian                E. F. Jackman
Title:     Vice President and            Vice President
           Assistant Secretary